Exhibit 99.1

Jerash Enters into Agreement to Acquire Land for Facility Expansion

Rochester, New York – August 6, 2019 – Jerash Holdings (US), Inc. (Nasdaq: JRSH) (the “Company”), a producer of high quality textile goods for leading global brands, today announced that its wholly-owned subsidiary, Jerash Garments and Fashions Manufacturing Company Ltd., has entered into an agreement (the “Agreement”) to purchase 12,340 square meters of land located near its facilities in Al Tajamouat Industrial City, Jordan. The Company intends to construct expanded dormitory housing for the Company’s employees on the land.

The aggregate purchase price of the property is approximately $1.2 million. Jerash paid a deposit of approximately $487,000 U.S. dollars at the signing of the Agreement on August 1, 2019. The balance is due upon the transfer of ownership of the property, which is expected to occur within one month of signing.

“We continue to see strong growth in demand for Jerash’s manufacturing capacity with both existing and prospective new customer accounts,” said Sam Choi, Chairman and Chief Executive Officer of Jerash. “With the addition of our fourth manufacturing facility and the onboarding of our initial workers at that site, we anticipate the need for further expansion of our employee housing facilities. This is in keeping with our commitment to not only hiring a talented multinational workforce, but also providing high quality living space for our employees who relocate to Jordan as part of their contract with Jerash. We look forward to the further ramping of our new manufacturing facility, which we anticipate will add more than 1.5 million pieces per year and employ at least 1,000 employees when fully staffed, increasing our total expected annual capacity to in excess of 8 million pieces per year produced by more than 4,000 world class garment employees.”

About Jerash Holdings (US), Inc.

Jerash Holdings (US), Inc. (Nasdaq: JRSH) is a manufacturer utilized by many well-known brands and retailers, such as Walmart, Costco, Hanes, Columbia, VF Corporation (which owns brands such as The North Face, Timberland, Jansport, etc.), and PVH Corp. (which owns brands such as Calvin Klein, Tommy Hilfiger, IZOD, Speedo, etc.). Its production facilities are currently made up of four factory units and three warehouses and currently employ approximately 3,600 people. The total annual capacity at its facilities is expected to be approximately 8.0 million pieces by the end of calendar year 2019. Additional information is available at http://www.jerashholdings.com.

Forward Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect” and similar expressions are intended to identify forward-looking statements. Such statements reflect Jerash’s current views with respect to future events and are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made, including those risks described from time to time in filings made by Jerash with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Statements contained in this news release regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Jerash does not intend and does not assume any obligation to update these forward-looking statements, other than as required by law.

Contact:

Matt Kreps, Darrow Associates Investor Relations
(214) 597-8200
mkreps@darrowir.com

Richard J. Shaw, Chief Financial Officer

(315) 727-6791

richard.shaw@jerashholdings.com